Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	November 5, 2008
Contact:	Ron Martin/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com
www.escbank.com

OAK VALLEY BANCORP TO PAY CASH DIVIDEND

OAKDALE, CA – Oak Valley Bancorp, (OTCBB: OVLY), the bank holding company for Oak Valley Community Bank, declares a cash dividend. The payout reflects the dividend being paid for the third quarter of 2008. This is the 13th consecutive year in which Oak Valley has paid a dividend to investors and the payout continues the quarterly payment schedule which was adopted this year.

The Board of Directors of Oak Valley Bancorp, at their meeting on November 4, 2008, declared the payment of a cash dividend of two and one-half cents per share to shareholders of record at the close of business on November 19, 2008, with a corresponding payable date of December 3, 2008. This brings the total dividend payout for the year to seven and one-half cents per share.

Oak Valley Community Bank, formerly traded under the ticker symbol OVYB, recently adopted a bank holding company structure and as a result became a wholly owned subsidiary of Oak Valley Bancorp. Oak Valley Bancorp now trades under the OVLY ticker.

Established in 1991, Oak Valley Community Bank offers a variety of loan and deposit products dedicated to serving the needs of individuals and small businesses. The Bank currently operates through 12 conveniently located branches: Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, two branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.